TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal – 401-457-2362
Textron Reports Third Quarter EPS from Continuing Operations of $0.85 Strategic Actions Announced, Led by TFC Downsizing Maintains Record Aircraft & Defense Backlog

Providence, Rhode Island – October 16, 2008 – Textron Inc. (NYSE: TXT) today reported third quarter 2008 income from continuing operations of $210 million or $0.85 per share, compared to third quarter 2007 income from continuing operations of $225 million or $0.88 per share. Last year’s result included a one-time gain related to an insurance settlement, worth about $0.05 per share.

Including discontinued operations, third quarter 2008 net income was $206 million or $0.84 per share, compared with third quarter 2007 net income of $255 million or $1.00 per share.

Revenues in the quarter were $3.5 billion, up 13.6% from $3.1 billion in 2007, as 15.6% growth in the manufacturing businesses offset a decline in revenues at the finance business. Year-to-date cash flow provided by operating activities of continuing operations was $652 million, with free cash flow of $344 million.

“Strength in our aircraft and defense businesses offset weaker than expected performance in the finance business arising from the challenging economic environment,” said Textron Chairman, President and CEO Lewis B. Campbell.  “We remain committed to achieving strong performance results at our aircraft and defense businesses as we work through the issues facing us in our other segments,” Campbell added.

Combined backlog at Cessna, Bell and Defense & Intelligence remained at a record $23.5 billion at the end of the quarter.

Strategic Actions

Campbell announced, “Given the sustained turmoil in world credit markets we are taking a number of strong and measured steps, including:

▪	a downsizing of Textron Financial Corporation (TFC),
▪	a strengthening of our already strong capital and liquidity positions,
▪	and an accelerated cost reduction program across the company.”

The first action is to reduce the size of TFC, Textron’s commercial finance business. The company will be exiting its Asset Based Lending and Structured Capital segments, and several additional product lines through an orderly liquidation as market conditions allow. TFC will also limit new originations in its Distribution Finance, Golf, and Resort portfolios, consistent with maintaining franchise value and our commitment to service existing credit-worthy customers.

As a result of the decision to downsize TFC, Textron expects to take a non-cash impairment charge in the fourth quarter of up to $169 million, which represents the current goodwill balance at TFC. The company will also incur restructuring charges for headcount reductions and consolidations.

Textron will make capital contributions to TFC, as appropriate, to strengthen TFC’s capital structure and to maintain certain minimum requirements under TFC’s committed credit facilities and Textron’s support agreement with TFC.

“Going forward, we will continue to carefully evaluate the appropriate range of remaining lending activities at TFC in light of strategic fit and continuing developments in the capital markets, all in a manner that maximizes value for shareholders in any current or future financial market scenarios,” Campbell noted.

In order to maximize funding predictability in the current environment, Textron has suspended its share repurchase program and is exploring a number of options to reduce a portion of its outstanding commercial paper funding.

Finally, Textron is initiating an accelerated overhead cost reduction and productivity improvement program across the enterprise. Including restructuring costs at TFC, the company expects total restructuring charges of about $25 million, with most of the charges occurring in the fourth quarter. Annualized benefits associated with the charges are estimated to be $40 million.

Segment Results

Cessna

Cessna’s third quarter revenues and segment profit increased $150 million and $16 million, respectively, compared with the third quarter of 2007.  Revenues increased due to higher volume and pricing, along with the benefit from an acquisition.  The increase in volume reflects higher jet and Caravan deliveries, partially offset by lower used aircraft sales.  Cessna delivered 124 jets in the quarter, compared with 103 jets last year.

Segment profit increased due to higher volumes and pricing in excess of inflation, partially offset by higher engineering and product development expense and higher overhead costs.

Cessna backlog at the end of the third quarter was $15.6 billion, up $3 billion from the end of last year, reflecting 484 jet orders taken year-to-date, with 47 jet orders in the quarter.

Bell

Bell revenues increased $52 million in the third quarter, while segment profit increased $5 million.

Revenues and segment profit for Bell’s U.S. Government business decreased $44 million and $11 million, respectively.  The decrease in revenues is due to lower V-22 volume, partially offset by higher H-1 revenue and higher spares and service volume.  Segment profit decreased due to unfavorable cost performance and lower volume.  The unfavorable cost performance in 2008 reflects the non-recurrence of the 2007 recovery in ARH costs.

Revenues and segment profit for Bell’s commercial business increased $96 million and $16 million, respectively.  The increase in revenues is due to higher helicopter volume, higher pricing and revenues from acquired businesses.  The increase in segment profit reflects the higher volume and sales mix, and higher pricing in excess of inflation, partially offset by unfavorable cost performance.

Bell backlog at the end of the third quarter was $5.3 billion, up $1.5 billion from the end of last year.

Defense & Intelligence

Revenues and segment profit for the Defense & Intelligence segment increased $177 million and $31 million, respectively, in the third quarter of 2008.  The revenue increase is due to the benefit from our AAI business, which was acquired last year, partially offset by lower volume.  Segment profit increased due to the benefit from the acquisition and favorable cost performance, largely related to the ASV program.

Third quarter ending backlog at Defense & Intelligence was $2.6 billion, compared to $2.4 billion at the end of 2007.

Industrial

Revenues in the Industrial segment increased $74 million, while segment profit decreased $17 million.  Revenues increased due to higher volume, favorable foreign exchange, the beneficial impact of an acquisition and higher pricing.  Segment profit decreased due to inflation in excess of pricing and unfavorable sales mix, partially offset by improved cost performance.

Finance

Finance revenues decreased $30 million in the third quarter, due to lower market interest rates partially offset by the benefits of higher volume and interest rate floors. Segment profit decreased $36 million due to an increase in the provision for loan losses and higher borrowing costs, partially offset by the benefit of interest rate floors.

Borrowing costs increased relative to the target Federal Funds rate as credit market volatility continued during the quarter.  The increased borrowing costs were driven by a widening in the spread between LIBOR and the target Federal Funds rate and, to a lesser extent, from increased borrowing spreads on debt in comparison with 2007. These increases were substantially offset by increased receivable pricing as a result of variable-rate receivables with interest rate floors.

Sixty-day plus delinquencies increased to 1.06 percent of finance receivables from 0.61 percent at the end of the second quarter.  Nonperforming assets increased to 2.67 percent of total finance assets from the second quarter level of 2.31 percent.

2008 Outlook

Excluding goodwill impairment and restructuring charges, Textron expects fourth quarter 2008 earnings per share from continuing operations will be between $0.80 and $0.90 per share.  GAAP earnings per share from continuing operations are expected to be between $0.04 and $0.14 per share. The company continues to expect free cash flow for the year will be in the range of $700 to $750 million.

Campbell concluded, “The economic environment will continue to be uncertain over at least the next several quarters. However, we believe the actions we are taking, combined with our government programs and aircraft backlog, position us to perform well through these difficult times.”

Updated Conference Call Information

Textron will host a conference call today, October 16, 2008, at 9:00 a.m. Eastern time to discuss its results and outlook.  Please note conference call information has changed.

New Call-in Information: The call will be available via webcast at www.textron.com or by direct dial at (888) 428-4473 in the U.S. or (651) 291-5254 outside of the U.S. (Request the Textron Earnings Call).

The call will be recorded and available for playback beginning at 11:30 a.m. Eastern time on Thursday, October 16, 2008 by dialing (320) 365-3844; Access Code: 896298.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron

Textron Inc. is a $13.2 billion multi-industry company operating in 34 countries with approximately 44,000 employees.  The company leverages its global network of aircraft, defense and intelligence, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

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Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements including the following: (a) changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Global War on Terrorism; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting defense operations; (i) the ability to control costs and successful implementation of various cost-reduction programs; (j) the timing of new product launches and certifications of new aircraft products; (k) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or where Textron Financial Corporation offers financing; (l) changes in aircraft delivery schedules or cancellation of orders; (m) the impact of changes in tax legislation; (n) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (o) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (p) our ability to realize full value of receivables; (q) the availability and cost of insurance; (r) increases in pension expenses and other postretirement employee costs; (s) Textron Financial Corporation’s ability to maintain portfolio credit quality and certain minimum levels of financial performance required under its committed credit facilities and under Textron’s support agreement with Textron Financial Corporation; (t) Textron Financial Corporation’s access to financing, including securitizations, at competitive rates; (u) our ability to successfully downsize Textron Financial Corporation, including effecting an orderly liquidation of certain Textron Financial Corporation product lines, as anticipated; (v) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; (w) risks and uncertainties related to acquisitions and dispositions, including difficulties or unanticipated expenses in connection with the consummation of acquisitions or dispositions, the disruption of current plans and operations, or the failure to achieve anticipated synergies and opportunities; (x) the efficacy of research and development investments to develop new products; (y) the launching of significant new products or programs which could result in unanticipated expenses; (z) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; and (aa) continued volatility and further deterioration of the capital markets.

Further information on risks and uncertainties that may impact forward-looking statements is discussed under "Risk Factors" in our most recent Annual Report on Form 10-K.

TEXTRON INC.
Revenues and Income by Business Segment
Three and Nine Months Ended September 27, 2008 and September 29, 2007
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
REVENUES (a)
MANUFACTURING:
Cessna	$1,418	$1,268	$4,165	$3,439
Bell	702	650	1,974	1,826
Defense & Intelligence	503	326	1,606	1,004
Industrial (b)	726	652	2,320	2,092
	3,349	2,896	10,065	8,361
FINANCE	184	214	575	663
Total revenues	$3,533	$3,110	$10,640	$9,024

PROFIT (a)
MANUFACTURING:
Cessna	$238	$222	$707	$577
Bell	63	58	184	90
Defense & Intelligence	74	43	212	161
Industrial (b)	6	23	91	138
	381	346	1,194	966
FINANCE	18	54	73	174
Segment profit	399	400	1,267	1,140
Corporate expenses and other, net	(38)	(52)	(122)	(170)
Interest expense, net	(32)	(19)	(91)	(66)
Income from continuing operations
before income taxes	329	329	1,054	904
Income taxes	(119)	(104)	(362)	(272)
Income from continuing operations	210	225	692	632
Discontinued operations, net of income taxes (b)	(4)	30	3	29
Net income	$206	$255	$695	$661
Earnings per share:
Income from continuing operations	$0.85	$0.88	$2.75	$2.48
Discontinued operations, net of income taxes (b)	(0.01)	0.12	0.02	0.12
Net income	$0.84	$1.00	$2.77	$2.60
Average diluted shares outstanding	246,524,000	254,321,000	251,316,000	254,597,000

(a)
Effective at the beginning of fiscal 2008, we changed our segment reporting by separating the former Bell segment into two segments:  the Bell segment and the Defense & Intelligence segment.  Prior periods have been restated to reflect the new segment reporting structure.

(b)
On September 10, 2008, Textron reached an agreement to sell its Fluid & Power business unit.  The sale is expected to close by the end of the year.  As a result, Fluid & Power was reclassified out of the Industrial segment and into discontinued operations in the third quarter of 2008.  All periods presented have been recast to reflect this presentation.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	September 27, 2008	December 29, 2007
Assets
Cash and cash equivalents	$221	$471
Accounts receivable, net	1,045	958
Inventories	3,276	2,593
Other current assets	427	540
Net property, plant and equipment	1,979	1,918
Other assets	3,452	3,521
Assets of discontinued operations	624	607
Textron Finance assets	9,662	9,383
Total Assets	$20,686	$19,991

Liabilities and Shareholders' Equity
Current portion of long-term and short-term debt	$550	$355
Other current liabilities	3,775	3,455
Other liabilities	1,995	2,171
Long-term debt	1,739	1,791
Liabilities of discontinued operations	440	467
Textron Finance liabilities	8,648	8,245
Total Liabilities	17,147	16,484

Total Shareholders’ Equity	3,539	3,507
Total Liabilities and Shareholders’ Equity	$20,686	$19,991

TEXTRON INC.
Calculation of Free Cash Flow*
Q3 2008

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from business operations in excess of that necessary to be reinvested to sustain and grow the business.  Our definition of free cash flow for the Manufacturing group uses net cash provided by operating activities of continuing operations, less capital expenditures, net of proceeds from the sale of plant, property and equipment.

Management believes that our free cash flow calculation provides a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities.  Free cash flow is not a financial measure under generally accepted accounting principles (GAAP) and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.  Our free cash flow measure may not be comparable to similarly titled measures reported by other companies, as there is no definitive accounting standard on how the measure should be calculated.

The reconciliation of net cash provided by operating activities of continuing operations prepared in accordance with GAAP to free cash flow is provided below.

(In millions)	Third Quarter		Year-to-Date
	2008	2007	2008	2007
Net cash provided by operating activities of continuing operations	$227	$361	$652	$649
Less: Capital expenditures	(123)	(81)	(312)	(212)
Plus: Proceeds on sale of property, plant and equipment	3	2	4	5
Free cash flow	$107	$282	$344	$442

*In 2008, we changed our definition of free cash flow to exclude adjustments for capital expenditures financed with capital lease transactions.  Prior period information has been recast to reflect this change.

Textron Inc.
2008 Fourth Quarter and Full-Year Forecast
Reconciliation of Adjusted EPS to GAAP EPS from Continuing Operations

	2008
	Fourth Quarter Forecast	Full Year Forecast
Adjusted Earnings Per Share	$0.80 to $0.90	$3.55 to $3.65

Adjustments:
Goodwill Write-off	($0.69)	($0.68)
Restructuring	($0.07)	($0.07)

GAAP EPS from Continuing Operations	$0.04 to $0.14	$2.80 to $2.90